SUBADVISORY AGREEMENT

     AGREEMENT made as of June 10, 1991 by and between Smith, Barney Advisers, Inc., a Delaware corporation
(hereinafter called the "Manager") and Smith Barney Global Capital Management, Inc., a Delaware corporation
(hereinafter called the "Subadviser").

	WITNESSETH:

	WHEREAS, the Manager desires to retain the services of the Subadviser with respect to the selection, acquisition, holding and the disposal of securities of the Global Government Bond Portfolio (the "Portfolio") of
Smith Barney World Funds, Inc. (the "Fund"),

	WHEREAS, the Subadviser is registered as an investment adviser under the Investment Advisers Act of 1940, and

	WHEREAS, the Subadviser is willing to perform such services on the terms and conditions hereinafter set forth:

	NOW, THEREFORE, in consideration of the mutual agreements herein contained, it is agreed as follows:

	1. The Subadviser, at its own expense, undertakes to afford to the Manager, the advice and assistance of its organization with respect to the selection, acquisition, holding and the disposal of securities in connection with the Manager's function so as to enable the Manager to fulfill its obligations as Investment Manager to the Portfolio pursuant to its Agreement with such Fund dated June 10, 1991.
The Subadviser shall continuously advise with respect to the Portfolio's assets in a manner consistent with the investment objective and policies of such Portfolio.

	Subject to the general supervision of the Board of Directors of the Fund and the Manager, the Subadviser shall determine the securities to be purchased, sold or otherwise disposed of by the Portfolio and the timing of such purchases, sales and dispositions; shall take such further action, including the placing of purchase and sale orders on behalf of the Portfolio, as it shall deem necessary or appropriate; shall furnish to or place at the disposal of the Fund or the Manager such of the information, evaluations, analyses and opinions formulated or obtained by it in the discharge of its duties as the Fund or the Manager may, from time to time reasonably request.

	2.  The Subadviser shall, at its own expense, maintain such staff and employ or retain such personnel and
consult with such other persons as it shall from time to time determine to be necessary or useful in the performance
of its obligations under this Agreement.  Such persons employed or otherwise retained by the Subadviser shall
furnish statistical and other factual data, advice regarding economic factors and trends, and such other
information, advice and assistance as the Subadviser may desire.
The Subadviser shall maintain whatever records
as may be required to be maintained by the Subadviser under the
Investment Company Act of 1940.  All such
records so maintained shall be made available to the Fund or the Manager, upon request by the Fund or the Manager.

	3. The Manager will, from time to time, furnish or otherwise make available to the Subadviser such financial reports, proxy statements and other information relating to the business and affairs of the Portfolio as the Subadviser may reasonably require in order to discharge its duties and obligations hereunder or to comply with any applicable law and regulations.

	4. The Subadviser shall bear the cost of rendering the investment advisory services to be performed by it under this Agreement, and shall, at its own expense, pay the compensation of the officers and employees, if any, of the Fund, employed by the Subadviser, and such clerical help and bookkeeping services as the Subadviser shall reasonably require in performing its duties hereunder.

	5. The services of the Subadviser to the Manager are not to be deemed exclusive, the Subadviser being free to render services to others and to engage in other activities.

	6. The Manager shall pay the Subadviser for its services hereunder on the basis of direct and indirect costs to the Subadviser of performing such services. Indirect costs shall be allocated on a basis mutually satisfactory to both parties.

	7. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event of the termination of the Management Agreement between the Fund on behalf of the Portfolio and the Manager, provided that such termination shall not relieve either party of any liability incurred hereunder. The term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act of 1940.

	8. This Agreement may be terminated at any time, without the payment of any penalty, (a) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio as defined in the Investment Company Act of 1940, by 60 days written notice addressed to the Subadviser at its principal place of business; or by the Manager by 60 days' written notice addressed to the Subadviser at its principal place of business; and (b) by the Subadviser by 60 days' written notice addressed to the Manager at its principal place of business.

	9. This Agreement shall continue in effect for a period of 2 years from the date of its execution and thereafter for successive annual periods, provided that such continuance is specifically approved annually by a majority of the Board of Directors who are not interested persons of the parties hereto as defined in the Investment Company Act of 1940 and either (a) the Board of Directors or (b) by vote of a majority of the outstanding voting securities of the Portfolio, as defined in the Investment Company Act of 1940.



	10. The Subadviser assumes no responsibility under this agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Fund in following or declining to follow any advice or recommendation of the Subadviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Subadviser, the Subadviser shall not be subject to liability to the Manager or to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written by their officers thereunto authorized.

				SMITH, BARNEY ADVISERS, INC.


				By:

				SMITH BARNEY GLOBAL CAPITAL
				MANAGEMENT, INC.


				By: